INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. on Form S-3 (File No. 333-149223), Form S-8 (File No. 333-141017) and Form S-8 (File No. 333-163988) of our report dated June 8, 2010, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2010 and 2009 and for the years then ended, which report is included in this Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2010.

/s/ Marcum LLP

New York, New York
June 8, 2010